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                                                                    Exhibit 99.1


                                                          Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                          File No. 333-98927

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2002
                     TO PROSPECTUS DATED SEPTEMBER 17, 2002

         After the close of business on September 17, 2002, Harvard Bioscience, Inc. announced new financial guidance for the fiscal year ended December 31, 2002. In the announcement, Harvard Bioscience revised downward its previously announced guidance due to the continued slower than expected adoption of its COPAS (TM) technology and unexpected weakness in its international business in the third quarter.

         Harvard Bioscience common stock is traded on the Nasdaq National Market under the trading symbol "HBIO" and on September 20, 2002, the closing price of Harvard Bioscience common stock was $2.82 per share. Consequently, based on this price, applying an assumed conversion ratio as of September 20, 2002 of 0.1016 of a share of Harvard Bioscience common stock and $0.2858 in cash for each share of Genomic Solutions common stock, the equivalent price per share of Genomic Solutions common stock on September 20, 2002 was $0.5723. This amount is an estimate based on the number of outstanding shares of Genomic Solutions common stock on September 20, 2002, and assuming that all in-the-money options to purchase Genomic Solutions common stock outstanding on September 20, 2002 are exercised prior to the merger and may change at the completion of the merger as a result of changes in the number of shares of Genomic Solutions common stock outstanding due to, among other things, actual stock option exercises and purchases under the Genomic Solutions employee stock purchase plan.

         Because the market price of Harvard Bioscience common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

         You are encouraged to read and consider carefully the discussion in the section entitled "Risk Factors" beginning on page 21 of the proxy statement and prospectus to which this supplement relates.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SHARES OF HARVARD BIOSCIENCE COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THE PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.